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                                                                     Exhibit 5.1

                            [ROPES & GRAY LETTERHEAD]

                                 March 21, 2002


Mykrolis Corporation
One Patriots Park
Bedford, Massachusetts 01730


Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof for the registration of 9,000,000 shares of Common Stock, $.01 par value (the "Shares"), of Mykrolis Corporation, a Delaware corporation (the "Company"). The Shares are issuable (i) under the Company's 2001 Equity Incentive Plan and (ii) under an Employee Matters Agreement, dated as of March 31, 2001, by and between the Company and Millipore Corporation ("Millipore") pursuant to which the Company agreed that it would assume all of the unvested options to purchase shares of Common Stock of Millipore held by employees of Mykrolis and outstanding at the time of the spin-off of the Company by Millipore (together, the "Plans").

     We are familiar with the actions taken by the Company in connection with the Plans. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     Based on the foregoing, we are of the opinion that, when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms of the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

     It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.



                                             Very truly yours,

                                             /s/ Ropes & Gray

                                             Ropes & Gray